Exhibit 99.1

JUNO THERAPEUTICS REPORTS FOURTH QUARTER AND 2016 FINANCIAL RESULTS
– Nine product candidates in clinical trials against eight different targets –
– Pivotal trial for JCAR017 in r/r DLBCL expected to start in 2017 –
– Phase I JCAR017 demonstrates 80% overall response and 60% complete response in r/r DLBCL –
– Discontinuing development of JCAR015 in r/r adult ALL to focus on defined cell product in this setting –
– 2016 year end cash position of $922.3 million –
– 2017 cash burn guidance of $270 million to $300 million, including $22 million to $27 million in capital expenditures –
– Conference call today at 5:00 p.m. Eastern Time –

SEATTLE – March 1, 2017 – Juno Therapeutics, Inc. (NASDAQ: JUNO), a biopharmaceutical company developing innovative cellular immunotherapies for the treatment of cancer, today reported financial results and business highlights for the fourth quarter and year ended December 31, 2016.
“2016 was a year of progress and learning for Juno and the cancer immunotherapy field. We continue to experience encouraging signs of clinical benefit in our trial addressing NHL, but we also recognize the unfortunate and unexpected toxicity we saw in our trial addressing ALL with JCAR015. We have decided not to move forward with the ROCKET trial or JCAR015 at this time, even though it generated important learnings for us and the immunotherapy field. We remain committed to developing better treatments for patients battling ALL and believe an approach using our defined cell technology is the best platform to pursue. We intend to begin a trial with a defined cell product candidate in adult ALL next year. We look forward to sharing detailed data supporting our learnings from the ROCKET trial at an upcoming scientific conference," said Hans Bishop, Juno’s President and Chief Executive Officer. "Looking forward into 2017, we continue to be optimistic about the progress we are making with JCAR017 and our pipeline more broadly. We expect 2017 will be a data-rich year of key insights, based on up to 20 ongoing trials by year end, and we plan to present data from these trials as appropriate throughout the year.”
2016 and Recent Corporate Highlights
Clinical Update:

•
CD19 Portfolio – Meaningful developments with Juno's CD19-directed portfolio across B cell malignancies including relapsed / refractory (r/r) non-Hodgkin lymphoma (NHL), r/r chronic lymphocytic leukemia (CLL), and r/r acute lymphoblastic leukemia (ALL):

•
NHL – Investigators presented interim results at the American Society of Hematology meeting in December 2016 (ASH 2016) from the Phase I TRANSCEND study in patients with r/r diffuse large B cell lymphoma (DLBCL), follicular lymphoma grade 3B, and mantle cell lymphoma (MCL) who were treated with fludarabine/cyclophosphamide (flu/cy) lymphodepletion and JCAR017. Topline results as of a data cutoff date of November 23, 2016 included a 12/20 (60%) complete response rate in patients with r/r DLBCL (N=19) and follicular lymphoma grade 3B (N=1) treated with a single dose of JCAR017 at dose level 1 (5x10[7] cells). No severe cytokine release syndrome (sCRS) was observed; grade 3-4 neurotoxicity was observed in 3/22 (14%) patients, and of those evaluable for reversibility (N=2), all resolved. In addition, the side effect profile of JCAR017 plus its cell persistence suggest the potential for combination therapy. The Phase I TRANSCEND trial continues, enrolling more patients at dose levels 1 and 2. Juno intends to initiate a pivotal trial in the U.S. in patients with r/r DLBCL in 2017.

The Phase Ib combination trial of JCAR014 and MedImmune’s investigational programmed death ligand 1 (PD-L1) immune checkpoint inhibitor, durvalumab, in patients with r/r NHL has begun. The investigational new drug application (IND) has cleared for, and Juno plans to enroll patients in 2017 in, a Phase I trial in certain adult B cell malignancies, including r/r NHL, for a CD19 product candidate that incorporates a fully human binding domain. Juno also expects to begin a Phase I trial in r/r B cell malignancies for its CD19/4-1BB ligand armored CAR in 2017.

•
CLL – Investigators presented interim results at ASH 2016 from a Phase I/II study of heavily pre-treated patients with CLL who failed treatment with ibrutinib, a standard-of-care treatment for high-risk and elderly individuals with CLL. Fifteen of 17 (88%) efficacy-evaluable patients who had bone marrow disease at the start of the trial and treated with flu/cy at the two lowest doses of JCAR014 had a complete marrow response by flow cytometry as of the data cutoff date of December 4, 2016. Fourteen of the complete bone marrow response patients had a response assessment by IgH deep sequencing, a more sensitive measure than flow cytometry, with 7/14 (50%) having no detectable disease. As of the data cutoff date, all seven of these patients were alive and progression free with follow-up ranging from 2 to 24 months. Two of 24 (8%) patients developed grade 3-5 sCRS and 6/24 (25%) patients developed grade 3-5 neurotoxicity. There was one treatment-related mortality (4%) in the CLL portion of the trial in a patient who received flu/cy lymphodepletion, with both grade 5 sCRS and cerebral edema. Plans to study JCAR014 in combination with ibrutinib in CLL are underway, with a cohort expected to begin enrollment in early 2017. Juno is planning to file an IND in 2017 in support of a potential Juno-sponsored Phase I/II trial with JCAR017 in CLL.

•
ALL – Juno experienced a setback in 2016 to its adult r/r ALL development plans when a greater than expected incidence of severe neurotoxicity was observed, along with five deaths from cerebral edema, in patients treated in the Phase II trial with JCAR015 in adult patients with r/r ALL, referred to as the ROCKET trial. The Phase II trial was placed on clinical hold by the FDA briefly in July 2016. In November 2016, the trial was again placed on hold and has remained on hold while Juno conducted an investigation into the toxicity. Through the investigation Juno identified multiple factors that may have contributed to this increased risk, including patient specific factors, the conditioning chemotherapy patients received, and factors related to the product. Although Juno believes there are protocol modifications and process improvements that could enable Juno to proceed with JCAR015 in clinical testing in adult r/r ALL, Juno would first need to establish preliminary safety and dose in a Phase I trial. As a result of the timing delay that would entail and Juno’s belief that it has other product candidates in its pipeline that are likely to provide improved efficacy and tolerability, Juno, in collaboration with partner Celgene, has made a strategic decision to cease development of JCAR015 at this time and to redirect associated resources to the development of a defined cell product candidate in the adult r/r ALL setting.

As for pediatric ALL, investigators presented results at ASH 2016 from the Phase I portion of the Phase I/II Pediatric Leukemia Adoptive Therapy-02 (PLAT-02) study with JCAR017 in 43 evaluable children and young adults with r/r CD19-positive ALL. The presentation updated data previously presented at ASCO in June 2016: 40/43 (93%) patients experienced a minimal residual disease (MRD)-negative complete remission (CR) as measured by flow cytometry as of the data cutoff date of July 19, 2016. In patients who received preconditioning with flu/cy lymphodepletion, 14/14 (100%) patients achieved a MRD-negative CR. The estimated 12-month event-free survival across all patients in the trial was 50.8% (95%CI 36.9, 69.9) and overall survival (OS) was 69.5% (95%CI 55.8, 86.5). Grade 3-4 neurotoxicity and sCRS were each observed in 10/43 (23%) patients.

•
Across our CD19 portfolio, the most common severe treatment-related side effects are sCRS and severe neurotoxicity, including several cases of fatal cerebral edema. Other treatment emergent adverse events observed in at least 25% of patients across our CD19 product candidates include cytopenias, febrile neutropenia, electrolyte abnormalities, hypotension, infections, pyrexia, fatigue, and hyperglycemia. All of Juno’s product candidates are investigational and their safety and efficacy have not been established.

•	Pipeline Portfolio – Juno continues to conduct clinical trials beyond the CD19 target:

•
JCAR018 – This CD22-directed, fully-human CAR T cell product candidate has the potential to treat or prevent CD19-negative relapses. Investigators from the National Cancer Institute (NCI) presented early data from the trial at ASH 2016, with 7/8 (88%) of r/r ALL patients achieving a MRD-negative CR at dose level 2 (1x10[6] cells/kg) as measured by flow cytometry, as of a data cutoff date of October 4, 2016. Three of 7 (43%)

patients who achieved an MRD-negative CR at dose level 2 were in ongoing remission ranging from 3 to 12 months. This trial continues to enroll patients. Combining a CD19-directed therapy and a CD22-directed therapy may increase the selection pressure on the cancer and significantly reduce the overall risk of relapse, particularly in patients with ALL. Juno is currently investigating pre-clinical constructs to better understand the optimal way to target these two targets in the same product.

•
JTCR016 – This WT-1-directed, T cell receptor (TCR) cell product candidate is currently being studied in acute myeloid leukemia (AML), refractory mesothelioma, and non-small cell lung cancer. In the first three solid organ tumor patients treated as of the data cutoff date of April 1, 2016, all with mesothelioma, preliminary data presented at the American Association for Cancer Research Annual Meeting 2016 showed one patient with an ongoing partial response to the WT-1 TCR and one with stable disease. The clinical activity appeared to correlate with the pharmacokinetics of the engineered T cells, as the patient with the partial response had the best T cell expansion and persistence. JTCR016 was generally well-tolerated in these three refractory mesothelioma patients, with no evidence of sCRS or severe neurotoxicity.

•
Announced breakthrough therapy designation and access to the Priority Medicines (PRIME) scheme for investigational drug JCAR017. JCAR017 received breakthrough therapy designation from the FDA for the treatment of patients with r/r aggressive large B-cell NHL, including DLBCL, not otherwise specified (de novo or transformed from indolent lymphoma), primary mediastinal B-cell lymphoma (PMBCL) or Grade 3B follicular lymphoma. In addition, the European Medicines Agency (EMA) Committee for Medicinal Products for Human Use (CHMP) and Committee for Advanced Therapies (CAT) have granted JCAR017 access to the PRIME scheme for r/r DLBCL.

•	Began manufacturing multiple product candidates at the Juno manufacturing plant in Bothell, WA in 2016.

•
Juno continues trials for solid tumor product candidates against five different targets - JCAR024 (ROR-1-directed CAR T), JCAR020 (MUC-16-directed armored CAR T engineered to secrete IL-12), JCAR023 (L1-CAM-directed CAR T), JTCR016 (WT-1- directed TCR) and a Lewis Y-directed CAR.

•
Continued collaboration with Celgene to leverage T cell therapeutic strategies with an initial focus on CAR T and TCR therapies. In April 2016, Celgene exercised its option to develop and commercialize CAR product candidates from Juno’s CD19 program outside of North America and China. Celgene paid Juno an option exercise fee of $50.0 million and the companies now generally share worldwide research and development expenses for CAR product candidates in the CD19 program. Celgene has commercial rights outside of North America and China and will pay Juno a royalty at a percentage in the mid-teens on any future net sales in Celgene's territories of CAR therapeutic products developed through the CD19 program. Juno retains commercialization rights in North America and China.

In March 2016, Celgene exercised its annual right to purchase additional shares of the Company’s common stock to “top-up” its ownership interest in the Company. Celgene purchased 1,137,593 shares at a price of $41.32 per share, for an aggregate cash purchase price of $47.0 million.

•	Completed two acquisitions, which substantially increased Juno’s capabilities, including:

•
AbVitro, a leading next-generation single cell sequencing platform company that has augmented Juno's capabilities to create best-in-class engineered T cells against a broad array of cancer targets, including significantly improving the speed of generating TCR binders, while also enabling comprehensive profiling of functional immune repertoires with cancer tissues. Juno and Celgene have agreed in principle to enter an agreement to license Celgene a subset of the acquired technology and grant Celgene options to certain related potential product rights emanating from the acquired technology.

•
RedoxTherapies, a privately held company with an exclusive license to vipadenant, a small molecule adenosine A2a receptor antagonist that has the potential to disrupt important immunosuppressive pathways in the tumor microenvironment in certain cancers. Juno intends to explore this molecule in combination with its engineered T cell platform and may over time explore it in other areas as well. The upfront consideration for the RedoxTherapies acquisition was $10.0 million in cash. The seller is also eligible to receive payments upon the achievement of clinical, regulatory, and commercial milestones.

•	Completed licensing transactions to expand Juno’s research and development capabilities, including:

•
Memorial Sloan Kettering Cancer Center (MSK) and Eureka Therapeutics, Inc. for innovative, fully-human binding domains targeting B cell maturation antigen (BCMA), along with antibodies against two additional undisclosed multiple myeloma targets to be used for the potential development and commercialization of CAR T cell therapies for patients with multiple myeloma. MSK and Eureka Therapeutics received an undisclosed upfront payment and are eligible to receive additional payments upon the achievement of undisclosed clinical, regulatory, and commercial milestones, and royalties on net sales. Juno has begun a Phase I trial with a BCMA-directed CAR product candidate at MSK in patients with multiple myeloma.

•
Defeated an attempt to invalidate a patent exclusively licensed by Juno and sued Kite Pharma, Inc., regarding a CAR T technology that can be used, for example, for the treatment of B cell malignancies. In August 2015, Kite filed a petition with the U.S. Patent & Trademark Office (USPTO) for inter partes review in an attempt to invalidate U.S. Patent No. 7,446,190 by challenging all of its claims. Following proceedings, the USPTO Patent Trial and Appeal Board issued a final written decision upholding all the claims of this patent. Kite is appealing this decision to the U.S. Court of Appeals for the Federal Circuit. Juno exclusively licenses the ’190 patent, titled “Nucleic Acids Encoding Chimeric T Cell Receptors,” from Sloan Kettering Institute for Cancer Research, an affiliate of MSK. The patent covers, among other things, a construct for a CD19-targeted CAR T cell treatment that employs a certain CD28 costimulatory domain. In addition, Juno is suing Kite, seeking a declaratory judgment that Kite’s lead product candidate, KTE-C19, will infringe the patent when commercially produced.

•
Formed JW Therapeutics (Shanghai) Co., Ltd., a new company in China along with WuXi AppTec, with a mission to develop novel cell-based immunotherapies for patients with hematologic and solid organ cancers in China. The new company will leverage Juno's world-class CAR and TCR technologies and WuXi AppTec's research and development and manufacturing platform and local expertise.

•
Announced the opening of a new, best-in-class clinical trials unit dedicated to immuno-oncology, in collaboration with the University of Washington, the Seattle Cancer Care Alliance, and the Fred Hutchinson Cancer Research Center (FHCRC). The clinical trials unit has been established to accelerate the clinical care of patients and the generation of translational medicine insights with cutting-edge immuno-oncology therapeutic candidates.

•	Hired key talent, including the appointment of Corsee Sanders as Executive Vice President and Head of Development Operations.
Fourth Quarter and 2016 Financial Results

•	Cash Position: Cash, cash equivalents, and marketable securities as of December 31, 2016 were $922.3 million compared to $1.22 billion as of December 31, 2015.

•
Cash Burn: Cash burn in 2016, excluding cash inflows and outflows from business development activities, was $232.2 million, consistent with guidance of $220.0 million to $250.0 million. Included in cash burn in 2016 was $56.2 million for property and equipment, of which $18.2 million was for the purchase of Juno's manufacturing facility. Excluding cash inflows and outflows from business development activities, cash burn in 2015 was $147.8 million including $28.2 million for the build out of Juno's manufacturing facility and general lab equipment. The cash burn increase of $84.4 million was primarily driven by cash outflows in connection with the overall growth of the business including clinical, manufacturing, and research, costs to build out Juno's headquarters facility, and purchases of manufacturing equipment. These increases were offset by $19.4 million received from Celgene for reimbursement of costs incurred by Juno in connection with the CD19 program.

Cash burn in the fourth quarter of 2016, excluding cash inflows and outflows from business development activities, was $106.6 million including $38.4 million for the purchase of property and equipment, of which $18.2 million was for the purchase of Juno's manufacturing facility. Cash burn in the fourth quarter of 2015 was $51.4 million, including $4.8 million for capital expenditures. The cash burn increase of $55.2 million was primarily due to cash outflows in connection with the overall growth of the business, including clinical, manufacturing, and research costs, the purchase of Juno's manufacturing facility, build out of its new headquarters facility, and purchase of manufacturing equipment. These increases were offset by $10.2 million received from Celgene for reimbursement of costs incurred by Juno in connection with the CD19 program.

•
Revenue: Revenue for the three and twelve months ended December 31, 2016 was $21.2 million and $79.4 million, respectively, compared to $4.2 million and $18.2 million for the three and twelve months ended December 31, 2015, respectively. The increases of $17.0 million and $61.2 million in the three and twelve months ended December 31, 2016, respectively, were due primarily to revenue recognized in connection with the Celgene collaboration and CD19 opt-in.

•
R&D Expenses: Research and development expenses for the three and twelve months ended December 31, 2016, inclusive of non-cash expenses and computed in accordance with GAAP, were $57.4 million and $264.3 million, respectively, compared to $75.6 million and $205.2 million for the same periods in 2015. The increase for the twelve months ended December 31, 2016 was primarily due to increased costs to execute Juno’s clinical development strategy, manufacture its product candidates, expand its overall research and development capabilities, milestones achieved in 2016, and an increase in stock-based compensation expense. These increases were offset by lower costs to acquire technology and gains recorded in connection with the change in value of the success payment and contingent consideration liabilities. The decrease for the three months ended December 31, 2016 was primarily due to gains recorded in connection with the change in value of the success payment and contingent consideration liabilities, partially offset by increased costs to execute Juno’s clinical development strategy, manufacture its product candidates, expand its overall research and development capabilities, and an increase in stock-based compensation expense. For the three and twelve months ended December 31, 2016, Juno recorded gains of $11.7 million and $32.5 million, respectively, related to Juno’s success payment liability, compared to expenses of $34.3 million and $51.6 million for the three and twelve months ended December 31, 2015.

•
Non-GAAP R&D Expenses: Non-GAAP research and development expenses for the three and twelve months ended December 31, 2016 were $73.1 million and $287.6 million, respectively, compared to $41.1 million and $116.5 million for the same periods in 2015. Non-GAAP research and development expenses for the three and twelve months ended December 31, 2016 include $8.6 million and $34.5 million of stock-based compensation expense, respectively, compared to $3.6 million and $10.9 million for the same periods in 2015. Non-GAAP research and development expenses in 2016 exclude the following:

•
A gain of $11.7 million and $32.5 million for the three and twelve months ended December 31, 2016, respectively, associated with the change in the estimated fair value and elapsed service period for Juno’s potential success payment liabilities to FHCRC and MSK.

•
Non-cash stock-based compensation expense of $0.6 million and $3.9 million for the three and twelve months ended December 31, 2016, respectively, related to a 2013 restricted stock award to a co-founding director that became a consultant upon his departure from Juno’s board of directors in 2014.

•
A gain of $4.5 million and $9.7 million for the three and twelve months ended December 31, 2016, respectively, associated with the change in the estimated fair value of the contingent consideration liabilities recorded in connection with the Stage and X-Body acquisitions.

•	Upfront payments related to technology licensing and the RedoxTherapies acquisition of $15.0 million for the twelve months ended December 31, 2016.

•	Non-GAAP research and development expenses in 2015 exclude the following:

•
An expense of $34.3 million and $51.6 million for the three and twelve months ended December 31, 2015, respectively, associated with the change in estimated fair value and elapsed accrual period for Juno’s potential success payment liabilities to FHCRC and MSK.

•
Non-cash stock-based compensation expense of $1.4 million and $6.2 million for the three and twelve months ended December 31, 2015, respectively, related to a 2013 restricted stock award to a co-founding director that became a consultant upon his departure from Juno’s board of directors in 2014.

•	A gain of $1.1 million for the fourth quarter of 2015 in the estimated fair value of the contingent consideration recorded in connection with the Stage and X-Body acquisitions.

•	Upfront payments related to license agreements of $30.8 million for the twelve months ended December 31, 2015 associated with the Editas and Fate Therapeutics collaborations.

•
G&A Expenses: General and administrative expenses on a GAAP basis for the three and twelve months ended December 31, 2016 were $19.5 million and $70.7 million, respectively, compared to $16.0 million and $57.2 million for the same periods in 2015. The increase of $3.5 million in the fourth quarter of 2016 compared to the same period in 2015 was due to an increase in consulting costs related to commercial readiness and legal costs, offset by decreased costs incurred to support business development activities. The increase of $13.5 million in 2016 compared to 2015 was primarily due to increased personnel costs, including stock-based compensation, and increased consulting costs related to commercial readiness, offset by decreased costs incurred to support business development activities.

General and administrative expenses include $5.2 million and $21.0 million of non-cash stock-based compensation expense for the three and twelve months ended December 31, 2016, respectively, compared to $5.4 million and $14.9 million for the same periods in 2015.

•
GAAP Net Loss: Net loss for the three and twelve months ended December 31, 2016 was $52.8 million, or $0.51 per share, and $245.6 million, or $2.42 per share, respectively, compared to $85.2 million, or $0.89 per share and $239.4 million, or $2.72 per share for the same periods in 2015.

•
Non-GAAP Net Loss: Non-GAAP net loss, which incorporates the non-GAAP R&D expense, for the three and twelve months ended December 31, 2016 was $68.5 million, or $0.65 per share, and $268.9 million, or $2.65 per share, respectively, compared to $50.7 million, or $0.53 per share, and $150.7 million, or $1.72 per share, respectively, for the same periods in 2015.

A reconciliation of GAAP net loss to non-GAAP net loss is presented below under “Non-GAAP Financial Measures.”
2017 Financial Guidance
Juno expects 2017 cash burn, excluding cash inflows or outflows from upfront payments related to business development activities, of between $270 million and $300 million.

•	Operating burn estimated to be between $245 million and $275 million.

•	Capital expenditures estimated to be between $22 million and $27 million, the majority of which are related to one-time infrastructure build-outs.
Conference Call Information
Juno will host a conference call today to review Juno’s financial results for the fourth quarter and year ended December 31, 2016 beginning at 2:00 p.m. Pacific Time (PT)/5:00 p.m. Eastern Time (ET). Analysts and investors can participate in the conference call by dialing (855) 780-7198 for domestic callers and (631) 485-4870 for international callers, using the conference ID# 60783648.
The webcast can be accessed live on the Investor Relations page of Juno's website, www.JunoTherapeutics.com, and will be available for replay for 30 days following the call.
About Juno
Juno Therapeutics is building a fully integrated biopharmaceutical company focused on developing innovative cellular immunotherapies for the treatment of cancer. Founded on the vision that the use of human cells as therapeutic entities will drive one of the next important phases in medicine, Juno is developing cell-based cancer immunotherapies based on chimeric antigen receptor and high-affinity T cell receptor technologies to genetically engineer T cells to recognize and kill cancer. Juno is developing multiple cell-based product candidates to treat a variety of B-cell malignancies as well as solid tumors. Several product candidates have shown compelling clinical responses in clinical trials in refractory leukemia and lymphoma conducted to date. Juno's long-term aim is to leverage its cell-based platform to develop new product candidates that address a broader range of cancers and human diseases. Juno brings together innovative technologies from some of the world's leading research institutions, including the Fred Hutchinson Cancer Research Center, Memorial Sloan Kettering Cancer Center, Seattle Children's Research Institute, the University of California, San Francisco, and The National Cancer Institute. Juno Therapeutics has an exclusive license to the St. Jude Children’s Research Hospital patented technology for CD19-directed product candidates that use 4-1BB, which was developed by Dario Campana, Chihaya Imai, and St. Jude Children’s Research Hospital. Juno's product candidate JCAR017 was developed in collaboration with SCRI and others.
About the Juno-Celgene Collaboration
Celgene Corporation and Juno Therapeutics formed a collaboration in June 2015 under which the two companies will leverage T cell therapeutic strategies to develop treatments for patients with cancer and autoimmune diseases with an initial focus on chimeric antigen receptor (CAR) and T cell receptor (TCR) technologies. In April 2016, Celgene exercised its option to develop and commercialize the Juno CD19 program outside North America and China.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including statements regarding Juno’s mission, progress, and business plans; clinical benefits; clinical trial results and the implications thereof; clinical trial plans and regulatory approval timelines; timing of future clinical data; the potential of CD22/CD19 combinations, combinations of CAR T cells with checkpoint inhibitors, and CAR T constructs with fully human binding domains; the potential of acquired or licensed technology and capabilities; the potential of the Celgene collaboration; the potential of JW Therapeutics (Shanghai) Co., Ltd.; the timing or outcome of any dispute resolution proceedings; and 2017 cash burn forecast. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks associated with: the success, cost, and timing of Juno's product development activities and clinical trials; Juno's ability to obtain regulatory approval for and to commercialize its product candidates; Juno's ability to establish a commercially-viable manufacturing process and manufacturing infrastructure; regulatory requirements and regulatory developments; success of Juno's competitors with respect to competing treatments and technologies; Juno's dependence on third-party collaborators and other contractors in Juno's research and development activities, including for the conduct of clinical trials and the manufacture of Juno's product candidates; Juno's dependence on Celgene for the development and commercialization outside of North America and China of Juno’s CD19 product candidates and any other product candidates for which Celgene exercises an option; Juno’s dependence on JW Therapeutics (Shanghai) Co., Ltd, over which Juno does not exercise complete control, for the development and commercialization of product candidates in China; Juno's ability to obtain, maintain, or protect intellectual property rights related to its product candidates; amongst others. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Juno's business in general, see Juno's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2016 and Juno’s other periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Juno disclaims any obligation to update these forward-looking statements.
# # #

Investor Relations:
Nicole Keith
206-566-5521
nikki.keith@junotherapeutics.com

Media:
Christopher Williams
206-566-5660
chris.williams@junotherapeutics.com

Juno Therapeutics, Inc.
Unaudited Consolidated Balance Sheets
(In thousands)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash, cash equivalents, and short-term marketable securities	$732,575	$943,411
Accounts receivable	13,286	315
Prepaid expenses and other current assets	26,471	8,113
Total current assets	772,332	951,839
Property and equipment, net	81,734	42,086
Long-term marketable securities	189,706	272,888
Goodwill	221,306	122,092
Intangible assets	77,986	50,177
Other assets	6,400	6,046
Total assets	$1,349,464	$1,445,128
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$41,237	$37,624
Success payment liabilities	22,786	64,829
Contingent consideration	7,605	1,905
Deferred revenue	43,264	15,370
Total current liabilities	114,892	119,728
Build-to-suit lease obligation, less current portion	—	9,294
Contingent consideration, less current portion	13,291	35,361
Deferred revenue, less current portion	120,054	129,831
Deferred tax liabilities	5,152	8,946
Other long-term liabilities	18,374	435
Stockholders’ equity:
Common stock	11	10
Additional paid-in-capital	1,911,769	1,733,263
Accumulated other comprehensive loss	(2,842)	(6,083)
Accumulated deficit	(831,237)	(585,657)
Total stockholders’ equity	1,077,701	1,141,533
Total liabilities and stockholders’ equity	$1,349,464	$1,445,128

Juno Therapeutics, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue	$21,153	$4,152	$79,356	$18,215
Operating expenses:
Research and development	57,398	75,623	264,285	205,160
General and administrative	19,465	15,971	70,675	57,155
Total operating expenses	76,863	91,594	334,960	262,315
Loss from operations	(55,710)	(87,442)	(255,604)	(244,100)
Other-than-temporary impairment loss	—	—	(5,490)	—
Interest income, net	1,547	1,021	5,869	1,730
Other income (expenses), net	(141)	1	(1,012)	234
Loss before income taxes	(54,304)	(86,420)	(256,237)	(242,136)
Benefit for income taxes	1,526	1,207	10,657	2,760
Net loss	$(52,778)	$(85,213)	$(245,580)	$(239,376)
Net loss per share, basic and diluted	$(0.51)	$(0.89)	$(2.42)	$(2.72)
Weighted average common shares outstanding, basic and diluted	103,008	95,374	101,476	88,145

Non-GAAP Financial Measures
To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), Juno uses certain non-GAAP financial measures to evaluate its business. Juno’s management believes that these non-GAAP financial measures are helpful in understanding Juno’s financial performance and potential future results. These are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Juno’s financial statements prepared in accordance with GAAP. These non-GAAP measures differ from GAAP measures with the same captions, may be different from non-GAAP financial measures with the same or similar captions that are used by other companies, and do not reflect a comprehensive system of accounting. Juno’s management uses these supplemental non-GAAP financial measures internally to understand, manage, and evaluate Juno’s business and make operating decisions. In addition, Juno’s management believes that the presentation of these non-GAAP financial measures is useful to investors because they enhance the ability of investors to compare Juno’s results from period to period and allows for greater transparency with respect to key financial metrics Juno uses in making operating decisions. Juno endeavors to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The following is a reconciliation of GAAP to non-GAAP financial measures:
Juno Therapeutics, Inc.
Unaudited Reconciliation of GAAP to Non-GAAP Net Loss
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net loss - GAAP	$(52,778)	$(85,213)	$(245,580)	$(239,376)
Adjustments:
Success payment (gain) expense (1)	(11,716)	34,272	(32,474)	51,558
Non-cash stock-based compensation expense (2)	589	1,374	3,918	6,208
Change in fair value of contingent consideration (3)	(4,549)	(1,125)	(9,724)	78
Upfront payments related to the acquisition of technology (4)	—	—	15,000	30,810
Net loss - Non-GAAP	$(68,454)	$(50,692)	$(268,860)	$(150,722)
Net loss per share - GAAP	$(0.51)	$(0.89)	$(2.42)	$(2.72)
Adjustments:
Success payment (gain) expense (1)	(0.11)	0.36	(0.32)	0.58
Non-cash stock-based compensation expense (2)	0.01	0.01	0.04	0.07
Change in fair value of contingent consideration (3)	(0.04)	(0.01)	(0.10)	—
Upfront payments related to the acquisition of technology (4)	—	—	0.15	0.35
Net loss per share, basic and diluted - Non-GAAP	$(0.65)	$(0.53)	$(2.65)	$(1.72)
Weighted average common shares outstanding, basic and diluted	103,008	95,374	101,476	88,145

Juno Therapeutics, Inc.
Unaudited Reconciliation of GAAP to Non-GAAP Research and Development Expense
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Research and development expense - GAAP	$(57,398)	$(75,623)	$(264,285)	$(205,160)
Adjustments:
Success payment (gain) expense (1)	(11,716)	34,272	(32,474)	51,558
Non-cash stock-based compensation expense (2)	589	1,374	3,918	6,208
Change in fair value of contingent consideration (3)	(4,549)	(1,125)	(9,724)	78
Upfront payments related to the acquisition of technology (4)	—	—	15,000	30,810
Research and development expense - Non-GAAP	$(73,074)	$(41,102)	$(287,565)	$(116,506)

(1)
The success payment expense (gain) represents the change in the estimated fair value of the success payment obligations and the associated elapsed service period. As of December 31, 2016, the estimated fair values of the success payment liabilities to FHCRC and MSK on the consolidated balance sheets, after giving effect to the success payments achieved in December 2015, were approximately $13.3 million and $9.5 million, respectively. In December 2015, success payments of $75.0 million, less indirect costs of $3.3 million, and $10.0 million, less indirect costs of $1.0 million, were triggered to FHCRC and MSK, respectively. Juno elected to make the payments in shares of its common stock and thereby issued 1,601,085 shares to FHCRC in December 2015 and 240,381 shares to MSK in March 2016. In April 2016, Juno repurchased from MSK the 240,381 shares of common stock that had been issued to MSK. If success payment thresholds are met in the future, Juno may pay FHCRC and MSK the applicable success payment in cash or publicly-traded equity at Juno’s election. The success payment liabilities are subject to re-measurement each reporting period and may fluctuate from quarter-to-quarter and year-to-year, sometimes significantly, resulting in either an expense or a gain depending on the trading price of Juno common stock, estimated term, expected volatility, risk-free interest rate, estimated number and timing of valuation measurement dates, and estimated indirect costs that are creditable against the success payments to FHCRC and MSK.

(2)
This relates to a restricted stock grant in 2013 to a former co-founding director who became a consultant upon his departure from Juno’s board of directors in 2014. Unlike other outstanding awards to Juno’s employees, scientific founders, and continuing directors, the value of this restricted stock award is subject to re-measurement each reporting period as the award vests and may result in the associated expense fluctuating from quarter-to-quarter and year-to-year, sometimes significantly, based on changes in the trading price of Juno common stock through the end of the vesting period.

(3)
This is the change in the estimated fair value of the contingent consideration liabilities recorded in connection with the Stage and X-Body acquisitions after giving effect to a contingent consideration milestone of €6.0 million paid to the former shareholders of Stage in the fourth quarter of 2016.

(4)
The upfront payments related to the acquisition of technology in 2016 include payments made in connection with technology licensing and the acquisition of RedoxTherapies. The upfront payments related to the acquisition of technology in 2015 include payments in connection with the Editas and Fate Therapeutics collaborations.